UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2020

Washington Prime Group Inc.

Washington Prime Group, L.P.

(Exact name of Registrant as specified in its Charter)

Indiana Indiana	001-36252 333-205859	46-4323686 46-4674640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class of Security	Trading Symbols	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	WPG	New York Stock Exchange
7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share	WPGPRH	New York Stock Exchange
6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share	WPGPRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2020, Washington Prime Group Inc. (the “Registrant,” “Company” or “WPG”), as part of measures to reduce the overall expenses of the Company in response to the novel coronavirus (COVID-19) global pandemic, executed letter agreements (the “Amendments”), effective as of April 5, 2020, that amended the respective employment agreements for the Company’s following executive officers to temporarily reduce the fiscal year 2020 annual base salaries of such officers as follows: (i) Chief Executive Officer & Director’s base salary shall be reduced by 25%; (ii) Executive Vice President and Chief Financial Officer’s base salary shall be reduced by 20%; (iii) Executive Vice President, General Counsel and Corporate Secretary’s base salary shall be reduced by 20%; (iv) Executive Vice President, Finance and Chief Accounting Officer’s base salary shall be reduced by 15%; and (v) Executive Vice President, Head of Leasing’s base salary shall be reduced by 15%. The salary reductions under the Amendments shall remain in effect until the earlier of: (A) the end of the Company’s 2020 third fiscal quarter, (B) the date immediately preceding a change in control of the Company and (C) a date determined by the Compensation Committee (the “Committee”) of the WPG Board of Directors (the “Board”) at which time the base salary for the respective executive officer shall automatically revert to the annual rate of base salary in effect prior to the salary adjustment.

The Committee approved and authorized the execution of the Amendments. All other terms of the employment agreements for each of the aforementioned executive officers remain unaltered and of full force and effect. The disclosure under this Item 1.01 is qualified in its entirety by the Amendments attached hereto as Exhibits 10.1 to 10.5.

The Amendments also modify the terms of the 2020 WPG Executive Bonus Plan (the “Plan”) (disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission on March 2, 2020) such that the bonus target opportunity under the Plan for Plan participants, and each officer identified above, shall be a percentage, as provided under the Plan, of the respective officer’s 2020 annual base salary prior to reduction and not a percentage of the actual amount of such officer’s actual base salary earnings paid during 2020.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board approved amendments to the WPG Amended and Restated Bylaws (the “Bylaws”) that became effective as of April 9, 2020. The amendments provide that the Board may establish guidelines and procedures, in accordance with applicable provisions of the Indiana Business Corporation Law, for the participation by the Company’s shareholders in a meeting of shareholders by means of remote communication, and may determine that any meeting of shareholders will not be held at any physical place or location but will instead be held solely by means of remote communication. A copy of the Bylaws is attached hereto as Exhibit 3.1. The disclosure under this Item 5.03 is qualified in its entirety by the Bylaws attached hereto as Exhibit 3.1.

Item 8.01 Other Events.

i.	Risk Factors

The following information updates the risk factors discussed in Part I, “Item 1A. Risk Factors” in the combined Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”) for Registrant and its affiliate, Washington Prime Group, L.P. (“WPGLP”). Except for the additional risk factors provided below, there have been no material changes in the Company's risk factors from those disclosed in the 2019 Form 10-K. In addition to WPG, Registrant, and the Company, Washington Prime Group Inc., and WPGLP, may, on a collective basis, be referred to in this Item 8.01 as, “we,” “us” or “our.”

The novel coronavirus (“COVID-19”) global pandemic has caused a significant disruption in non-essential retail commerce and may have a material adverse impact upon the Company’s financial condition and results of operations.

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of COVD-19. The pandemic has significantly impacted the economic conditions in the United States, with accelerated effects in February and March, as federal, state and local governments react to the public health crisis, creating significant uncertainties in the United States economy. In the interest of public health and safety, jurisdictions (national, state and local) where our shopping centers are located, required mandatory closures, capacity limitations or other restrictions for those that continue to operate which have impacted our tenants' ability to pay rent and other related lease charges or otherwise fulfil the obligations of their respective leases. As of the date of this Current Report on Form 8-K, all of our enclosed retail properties were closed and our open air properties have been limited to operations that have been deemed essential by the respective jurisdiction in which they are located. As a result of these developments, the Company expects a material adverse impact on its revenues, results of operations and cash flows for the year ended December 31, 2020. The situation is rapidly changing and additional impacts to the business may arise that we are not aware of currently. We cannot predict whether, when or the manner in which the conditions surrounding COVID-19 will change, including the time or date on which the restrictions will be lifted, closure requirements relaxed, our closed shopping centers and tenants reopened or when customers and visitors to our centers may re-engage with our brand as they had in the past.

Our revenues are dependent on the level of revenues realized by our tenants, and a decline in their revenues could materially and adversely affect our business, results of operations and financial condition.

We are subject to various risks that affect the retail environment generally, including levels of consumer spending, seasonality, changes in economic conditions, unemployment rates, an increase in the use of the Internet by retailers and consumers, and natural disasters. Levels of consumer spending could be adversely affected by, for example, increases in consumer savings rates, increases in tax rates, reduced levels of income, interest rate increases, other declines in consumer net worth, unemployment levels, and a strengthening of the U.S. dollar as compared to non-U.S. currencies.

The existence and persistence of the COVID-19 pandemic and related mitigation efforts has resulted in travel restrictions and plant shutdowns, all of which have impacted, and could continue to impact, our tenants’ supply chains and, ultimately, retail product availability. State and local stay at home orders and social distancing as a result of the COVID-19 outbreak have impacted customer traffic at our properties. Even if such orders have been lifted, customer traffic may continue to be adversely impacted. The COVID-19 outbreak has resulted in property shutdowns, and may result in additional shutdowns of our retail properties, particularly in certain geographies reporting increasing diagnoses of the virus or related illnesses. The extent of the outbreak and its impact on our tenants and our operations is uncertain, but a prolonged outbreak as well as related mitigation efforts could continue to have a material impact on our revenues and could materially and adversely affect our business, results of operations and financial condition.

As a result of these and other economic and market-based factors, our tenants might be unable to pay their existing minimum rents or pay landlord recovery charges. Because substantially all of our income is derived from rentals of commercial real property, our income and cash flow would be adversely affected if a significant number of tenants are unable to meet their obligations or their revenues decline, especially if they were tenants with a significant number of locations within our portfolio. Some of our tenants may not re-open after these restrictions are lifted, which could have a material impact on occupancy at our properties which could result in an increase in the number of co-tenancy claims due to falling below required occupancy thresholds. Additionally, a decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Many of the Company’s properties depend on anchor stores or major tenants to attract shoppers and drive customer traffic and the existence and persistence of the COVID-19 pandemic and related mitigation efforts could adversely impact in a materially way the viability of a respective center or property as well as its tenants.

Our open air properties and enclosed retail properties are typically anchored by department stores and other large nationally or regionally recognized tenants. The existence and persistence of the COVID-19 pandemic and related mitigation efforts may result in department store or major tenant closing or reducing operations for a significant period of time which might result in decreased customer traffic, which could lead to decreased sales at our properties and adversely impact our ability to successfully execute our leasing strategy and operational objectives. Department store or major tenants may also seek concessions from us for paying lease charges as a result of such mandatory closures or reduced hours.

If the sales of stores operating in our properties decline significantly due to the closing or limited operation of anchor stores or other national retailers because of the existence and persistence of the COVID-19 pandemic and related mitigation efforts, tenants might be unable to pay their minimum rents or expense recovery charges, which would likely negatively impact our financial results. Furthermore, in the event of any default by a tenant, whether a department store, national or regional retailer or otherwise, for non-payment of lease charges or early or limited cessation of operations, we might not be able to fully recover and/or experience delays and additional costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with such parties due to the moratoriums imposed by various jurisdictions in light of the COVID-19 pandemic on landlord initiated commercial eviction and collection actions.

The existence and persistence of the COVID-19 pandemic and related mitigation efforts may adversely impact the Company’s ability to successfully and timely complete its various redevelopment projects as budgeted.

The onset of the COVID-19 pandemic may cause, as a result of governmental imposed closures or work stoppages, interrupted supply chains, reduced personnel due to closures or illnesses, unforeseen delays in the planning, execution and completion of construction projects associated with our redevelopment plans. Additionally, related permitting, inspections and reviews by jurisdictional planning commissions and authorities is also likely to be delayed or postponed which will materially impact the timeline and budgets for completing such projects.

As a result of such conditions and other factors, projects in our redevelopment pipeline may not be pursued or may be completed later or with higher costs than anticipated. In the event of an unsuccessful or delayed redevelopment project, our loss could exceed our investment in the project. Redevelopment activities involve significant risks, including: the expenditure of funds on and devotion of time to projects which may not come to fruition; increased construction costs that may make the project economically unattractive; an inability to obtain construction financing and permanent financing on favorable terms; and occupancy rates and rents not sufficient to make a project profitable.

The existence and persistence of the COVID-19 pandemic and related mitigation efforts may result in increased and more frequent bankruptcy filings of a number of our tenants or downturns in our tenants’ businesses that may reduce our cash flow.

Because the Company derives almost all of our income from rental payments and other tenant charges, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. One or more of our tenants may seek the protection of the bankruptcy laws as a result of the prolonged impact of the COVID-19 pandemic which could result in the termination of its lease causing a reduction in our cash available for distribution. Furthermore, certain of our tenants, including anchor tenants, hold the right under their lease(s) to terminate their lease(s) or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants close, if certain sales levels or profit margins are not achieved, or if an exclusive use provision is violated, which all could be triggered in the event of one or more tenant bankruptcies. A significant increase in the number of tenant bankruptcies, particularly amongst anchor tenants, may make it more difficult for us to lease the remainder of the property or properties in which the bankrupt tenant operates and adversely impact our ability to successfully execute our re-leasing strategy.

The existence and persistence of the COVID-19 pandemic and related mitigation efforts may result in increased and more substantial impairment charges that may materially affect our financial results.

We evaluate our real estate assets and other assets for impairment indicators whenever events or changes in circumstances indicate that recoverability of our investment in the asset is not reasonably assured. Furthermore, this evaluation is conducted no less frequently than quarterly, irrespective of changes in circumstances. Our determination of whether a particular held-for-use asset is impaired is based upon the undiscounted projected cash flows used for the impairment analysis and our determination of the asset's estimated fair value, that in turn are based upon our plans for the respective asset and our views of market and economic conditions. With respect to assets held-for-sale, our determination of whether such an asset is impaired is based upon market and economic conditions. If we determine that an impairment has occurred, then we would be required under Generally Accepted Accounting Principles in the United States (GAAP) to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the accounting period in which the adjustment is made. Furthermore, changes in estimated future cash flows due to a change in our plans, policies, or views of market and economic conditions could result in the recognition of additional impairment losses for already impaired assets, which, under the applicable accounting guidance, could be substantial.

The prolonged outbreak of the COVID-19 pandemic has resulted in sustained closure of our centers as well as the cessation of the operations of certain of our tenants which will likely result in a reduction in our revenues due to the impaired financial stability of our tenants and ultimately our cash flows for many of our centers as well as other sources of income generated by our properties. In addition to reduced revenues generated by our centers as a result of the COVID-19 outbreak, our ability to obtain sufficient financing for such properties may be impaired as well as our ability to lease or re-lease centers as a result of worsening market and economic conditions produced by the persistence of the COVID-19 pandemic. The worsening of estimated future cash flows due to a change in our plans, policies, or views of market and economic conditions as it relates to one or more of our properties adversely impacted by the COVID-19 outbreak could result in the recognition of substantial impairment charges imposed on our assets which could adversely impact our financial results.

The existence and persistence of the COVID-19 pandemic and related mitigation efforts may promote prolonged instability or volatility in the U.S. economy that may adversely impact consumer spending and therefore our operating results.

A sustained downturn in the U.S. economy and reduced consumer spending as well as consumer activity at brick-and-mortar commercial establishments due to the prolonged existence and threat of the COVID-19 pandemic could impose an economic recession in the U.S. which could impact our tenants’ ability to meet their lease obligations due to poor operating results, lack of liquidity or other reasons and therefore decrease the revenue generated by our properties or the value of our properties. Our ability to lease space and negotiate and maintain favorable rents could also be negatively impacted by a prolonged recession in the U.S. economy. Moreover, the demand for leasing space in our existing shopping centers as well as our redevelopment properties could also substantially decline during a significant downturn in the U.S. economy which could result in a decline in our occupancy percentage and reduction in rental revenues.

The existence and persistence of the COVID-19 pandemic could result in further significant reduction of our workforce due to continued mitigation efforts, medically related absences or quarantines.

The Company’s workforce is maintained at two corporate offices and at certain of its shopping centers. Reductions in personnel either due to budgetary reasons or further mitigation efforts in response to the existence and persistence of the COVID-19 pandemic would hamper the Company’s ability to effectively achieve its fiscal, operational, and strategic objectives. Certain of the Company’s personnel, including its executive officers, have substantial experience in owning, operating, managing, acquiring and developing shopping centers. The Company’s success depends in large part upon the efforts of these executives and other personnel, and we cannot guarantee that they will remain with us throughout this pandemic. The Company already reduced approximately 20% of its workforce for budgetary reasons related to the COVID-19 pandemic. The loss of key management personnel in leasing, finance, legal, construction, development, or operations could have a negative impact on the Company’s operations. In addition, except for isolated examples amongst our senior executive personnel, there are generally no restrictions on the ability of terminated personnel to compete with us after the termination of their employment.

The continuing spread of COVID-19 may have a material adverse effect on our ability to make distributions to our shareholders.

The impact of the COVID-19 pandemic on the U.S. and world economies is uncertain and could result in a world-wide economic downturn that may lead to corporate bankruptcies in the most affected industries and an increase in unemployment. As a result of the real estate assets in our real estate portfolio being comprised entirely of retail properties located in the United States, the COVID-19 pandemic will impact our tenants’ ability to pay rent, and therefore impact the income received by us, to the extent that its continued spread within the United States reduces occupancy, decreases customer traffic or results in quarantines where our properties are located, increases the cost of operation, results in reduced hours or necessitates the closure of our properties. Recently, certain owners of shopping center properties located in the United States have announced temporary closures of such properties as a result of the COVID-19 pandemic. As of the date of this Current Report on Form 8-K, all of our enclosed retail areas in our portfolio were temporarily closed and our open air centers in our portfolio were temporarily closed except, in each case, for those businesses that are deemed essential businesses by government mandate. There can be no assurances as to when such properties may be re-opened, and a prolonged closure may materially and adversely impact our results of operation.

As a result of these and related events due to the COVID-19 pandemic, we may have a material adverse effect on our income and expenses. The extent to which COVID-19 impacts our income, expenses and ability to pay any distributions to our shareholders will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the pandemic, new information that may emerge concerning the severity of the COVID-19 pandemic and the actions taken to contain COVID-19 or treat its impact, among others.

The continuing spread of COVID-19 may have a material adverse effect on our ability to maintain compliance with our debt covenants

As a result of the related events due to the COVID-19 pandemic, we may experience a material adverse effect on our income and expenses. COVID-19’s impact on our income and expenses may also impact our ability to maintain compliance with our credit facility and bond covenants.

ii.	Expense Reduction

The Company, effective April 4, 2020, reduced its workforce, through both lay-offs and furloughs, by approximately 20% as part of measures to reduce its overall expenses in response to the novel coronavirus (COVID-19) global pandemic.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

3.1	WPG Amended and Restated Bylaws, effective as of April 9, 2020.

10.1	Letter Agreement between Louis G. Conforti (Chief Executive Officer & Director) and Washington Prime Group Inc., dated Apri1 8, 2020 and effective as of April 5, 2020.

10.2	Letter Agreement between Mark E. Yale (Executive Vice President & Chief Financial Officer) and Washington Prime Group Inc., dated April 8, 2020 and effective as of April 5, 2020.

10.3	Letter Agreement between Robert P. Demchak (Executive Vice President, General Counsel & Corporate Secretary) and Washington Prime Group Inc., dated April 8, 2020 and effective as of April 5, 2020.

10.4	Letter Agreement between Joshua P. Lindimore (Executive Vice President, Head of Leasing) and Washington Prime Group Inc., dated April 8, 2020 and effective as of April 5, 2020.

10.5	Letter Agreement between Lisa A. Indest (Executive Vice President, Finance & Chief Accounting Officer) and Washington Prime Group Inc., dated April 8, 2020 and effective as of April 5, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2020	Washington Prime Group Inc.		Date: April 13, 2020	Washington Prime Group, L.P.
	(Registrant)			(Registrant)

	By:	/s/ Robert P. Demchak		By: Washington Prime Group Inc.,
	Robert P. Demchak			its sole general partner
Executive Vice President, General
	Counsel & Corporate Secretary			By:	/s/ Robert P. Demchak
Robert P. Demchak Executive Vice President, General Counsel & Corporate Secretary